UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 25, 2009

Date of Report (date of earliest event reported)

Nanometrics Incorporated

(Exact name of Registrant as specified in charter)

Delaware	0-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 435-9600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2009, Vincent J. Coates resigned as a director of Nanometrics Incorporated, effective immediately. Mr. Coates’ resignation was for personal reasons and not as a result of any disagreements relating to the Company’s operations, policies or practices.

On August 25, 2009, the Company’s Board of Directors (the “Board”) appointed Norman Coates, the son of Vincent J. Coates, as a director of the Company to fill the vacancy created by the resignation of Vincent J. Coates. A copy of the press release announcing Norman Coates’ appointment to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

As a non-employee director, Norman Coates’ compensation for his services as director will be consistent with that of the Company’s other non-employee directors. Norman Coates will receive an annual retainer fee of $20,000 plus $1,500 for each on site board meeting and $500 for each telephonic board meeting lasting more than 30 minutes. Norman Coates also will receive 20,000 options in connection with his appointment to the Board, and 2,500 stock options on the second business day of each quarter thereafter, which options are subject to certain service and vesting requirements. He also will receive an award of 2,000 restricted stock units on the first business day of each year, which units are subject to certain service and vesting requirements. There are no other arrangements or understandings between Norman Coates and any other person pursuant to which Norman Coates was appointed as a director of the Company.

Since the beginning of the Company’s last fiscal year, the Company and its subsidiaries have not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which Norman Coates had a direct or indirect material interest in which the amount involved exceeds $120,000.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by Nanometrics Incorporated dated August 31, 2009.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2009	NANOMETRICS INCORPORATED

/s/ James P. Moniz
James P. Moniz Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release issued by Nanometrics Incorporated dated August 31, 2009.